Exhibit 99.1

SMG Industries, Inc. Announces Preliminary 2018 Annual Revenue Results and Operational Update

Oilfield Services Company SMG Reporting Preliminary Revenues of Over $4.4 Million for the Fiscal Year Ended December 31, 2018, Representing an Increase of Approximately 78% From the Fiscal Year Ended 2017

HOUSTON, TX / ACCESSWIRE / February 11, 2019 / SMG Industries, Inc. (the “Company”) (OTCQB: SMGI), a growing oilfield services company operating in the Southwest United States, today announced that its preliminary unaudited results for consolidated revenues from operations for the fiscal year ending December 31, 2018 exceeded $4.4 million, representing an increase of approximately 78% from fiscal year 2017. The preliminary unaudited results for consolidated revenues from operations for the fourth quarter which ended December 31, 2018 exceeded $1.2 million. This represents an increase of approximately 80% from the comparable fourth quarter period in 2017.

The Company’s preliminary fourth quarter 2018 revenues represented a sequential increase of approximately 18% from the Company’s third quarter 2018 revenues. The Company currently anticipates additional growth for the fiscal year 2019 resulting from the September 2017 acquisition of MG Cleaners LLC, the February 2018 acquisition of the RigHands™ product line, the October 2018 acquisition of the SMG oil tools rental product line, and the December 2018 acquisition of Momentum Water Transfer Services.

Mr. Matt Flemming, CEO of SMG, stated: “SMG Industries continues to execute its ‘buy and build’ strategy in 2018. Currently, we see the possibility of additional accretive acquisitions in 2019 as we execute our strategy of acquiring and growing oilfield services businesses in the Southwest United States, diversifying across drilling, completions and production market segments, and strategically cross-selling our acquired customer bases.”

Operational Update

Mr. Stephen Christian, EVP of Operations for SMG Industries stated, “The domestic rig count is currently at 1045, which is up over 150% from its May 2016 lows. Currently, we believe this will provide an active market in 2019 for our downhole oil tools rentals and MG Cleaners’ products and services to drilling contractors such as Nabors, Patterson and Helmerich & Payne. MG Cleaners has expanded its revenue lines during 2018 with drilling rig supply and drilling rig wash driven by customer demand and activity in the Permian basin. MG Cleaners also expanded geographically in 2018 with the South Texas facility in Alice, Texas.”

Mr. Christian continued, “On the completions side, according to the EIA, the December 2018 drilled and uncompleted wells (DUCs or ‘Fraclog’) totaled more than 5,800 located in the Permian basin, Eagle Ford and Haynesville shale areas alone. Currently, we anticipate strong growth at Momentum Water Transfer, our frac water management business acquired in December 2018, from this completions market segment demand.”

The Company anticipates announcing its full audited financial results and management’s discussion and analysis within the filing of its Annual Report on Form 10-K currently anticipated to be filed by March 30, 2019.

About SMG Industries, Inc.: SMG Industries is a rapidly growing oilfield services company that operates throughout the Southwest United States. Through its wholly-owned operating subsidiaries, the Company offers an expanding suite of products and services across the market segments of drilling, completions and production. MG Cleaners LLC., serves the drilling market segment with proprietary branded products including detergents, surfactants and degreasers (such as Miracle Blue®) as well as equipment and service crews that perform on-site repairs, maintenance and drilling rig wash services. SMG’s rental division includes an inventory of 850 bottom hole assembly (BHA) oil tools such as stabilizers, drill collars, crossovers and bit subs rented to oil companies and their directional drillers. SMG’s frac water management division, known as Momentum Water Transfer, focuses in the completion or fracing market segment providing high volume above ground equipment and temporary infrastructure to route water used on location for fracing. SMG Industries, Inc. headquartered in Houston, Texas has facilities in Carthage, Odessa and Alice, Texas. Read more at www.SMGindustries.com and www.MGCleanersllc.com and www.MomentumWTS.com.

Contact:

Matthew Flemming, SMG Industries, Inc. +1-713-821-3153